EXHIBIT 99.1

Hanmi Financial Corporation Announces
Departure of Chief Credit Officer

LOS ANGELES – January 7, 2005 – Hanmi Financial Corporation (Nasdaq: HAFC), the holding company for Hanmi Bank, announced that Dong Il Kim, the bank’s chief credit officer, has submitted his resignation, to be effective January 13, 2005.

Mr. Kim, previously CCO of Pacific Union Bank, joined Hanmi as senior vice president and CCO at the time of the merger with Pacific Union Bank in April 2004. Hanmi’s senior credit officer, Cliff Sung, who served as interim CCO prior to the merger, will again assume the role of interim CCO.

“As chief credit officer, Mr. Kim has done a fine job of maintaining our credit quality during the consolidation of the two banks, and we wish him well in his future endeavors,” said Dr. Sung Won Sohn, president and chief executive officer of Hanmi Financial Corporation and Hanmi Bank.

About Hanmi Financial Corporation:

Headquartered in Los Angeles, Hanmi Bank, a wholly owned subsidiary of Hanmi Financial Corporation, provides services to the multi-ethnic communities of California, with 23 full-service offices in Los Angeles, Orange, San Francisco, Santa Clara and San Diego counties. Hanmi Bank specializes in commercial, SBA, trade finance and consumer lending, and is a recognized community leader. Hanmi Bank’s mission is to provide varied quality products and premier services to its customers and to maximize shareholder value. Additional information is available at www.hanmifinancial.com.

Contact:Hanmi Financial Corporation
Michael J. Winiarski, CFO	(213) 351-9260
Stephanie Yoon, Investor Relations	(213) 351-9227

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